EXHIBIT 99.1
Element Solutions Inc
Announces Record Financial Results in 2024

•Net sales of $2.46 billion, an increase of 5% on a reported basis or 4% on an organic basis from 2023
•Reported net income of $245 million, compared to $118 million in 2023, an increase of 107% on a reported basis
•Record Adjusted EBITDA of $535 million, compared to $482 million in 2023, an increase of 11% on a reported basis and 13% on a constant currency basis
•Cash flows from operating activities of $362 million; record free cash flow of $294 million
•Introduces 2025 full year financial guidance for Adjusted EBITDA in the range of $520 million to $540 million
Miami, Fla., February 18, 2025 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and twelve months ended December 31, 2024.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions had an outstanding year in 2024. We produced record results, improved our portfolio and positioned the Company for longer-term outperformance. Against an inconsistent macro backdrop, we delivered 13% constant currency adjusted EBITDA growth, significantly outpacing our end-markets. We have been successful penetrating some of the fastest growing, highest value niches in the electronics consumables market, which should continue to deliver profit growth well in excess of the broader ecosystem in 2025. We have also driven margins back towards prior record levels for Element Solutions, while total volumes remained materially below their previous peaks. This supports our expectation that we can continue to deliver both solid growth from a cyclical recovery over time – in addition to the secular demand growth in electronics – and margin expansion. The anticipated closing of the Graphics business sale this quarter will improve the overall portfolio and its longer-term growth rate, while providing significant flexibility on the balance sheet for long-term, value accretive capital allocation. More than just a good year behind us, our results in 2024 provide conviction in future value creation.”
Mr. Gliklich continued, “Expectations for 2025 suggest a demand environment similar to 2024. The industrial markets are not seen to be recovering, and an acceleration in the overall electronics industry is uncertain. However, the growth niches within our markets and the execution that delivered our performance in 2024 should remain on track. Demand continues to grow in high-performance computing and data storage applications. We continue to extend our penetration of the EV market with our differentiated power electronics solutions, and we expect market growth and our share gains in high-value semiconductor markets to continue. The two major non-operational impacts we expect on year-over-year adjusted EBITDA in 2025 are a reduction of approximately $30 million from the sale of the Graphics business and an anticipated translational foreign exchange impact from a stronger US dollar of $15 million based on rates at the end of January. At the midpoint, our full year 2025 adjusted EBITDA guidance range would translate to 8% growth without those two impacts. This would be strong growth in light of expected market conditions. We also expect opportunities this year to deploy our balance sheet capacity and deliver growth in per share earnings beyond what is reflected in our full year outlook. We have momentum, opportunity and, most importantly, a high-performing team enthusiastic about delivering on our compelling multi-year growth potential. I am grateful for each of these, but our people chief among them.”
Fourth Quarter 2024 Highlights (compared with fourth quarter 2023):
•Net sales on a reported basis for the fourth quarter of 2024 were $624 million, an increase of 9% over the fourth quarter of 2023. Organic net sales increased 6%.
◦Electronics: Net sales increased 14% to $401 million. Organic net sales increased 7%.
◦Industrial & Specialty: Net sales increased 1% to $223 million. Organic net sales increased 3%.
•Fourth quarter of 2024 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.23, as compared to $0.32 for the same period last year.

◦Adjusted EPS was $0.35, as compared to $0.32 for the same period last year.
•Reported net income for the fourth quarter of 2024 was $55 million, as compared to $77 million for the fourth quarter of 2023, a decrease of 29%.
◦Net income margin decreased by 470 basis points to 8.8%.
•Adjusted EBITDA for the fourth quarter of 2024 was $130 million, as compared to $120 million for the fourth quarter of 2023, an increase of 8%. On a constant currency basis, adjusted EBITDA increased 9%.
◦Electronics: Adjusted EBITDA was $87 million, an increase of 11%. On a constant currency basis, adjusted EBITDA increased 11%.
◦Industrial & Specialty: Adjusted EBITDA was $43 million, an increase of 4%. On a constant currency basis, adjusted EBITDA increased 7%.
◦Adjusted EBITDA margin decreased by 10 basis points to 20.8%. On a constant currency basis, adjusted EBITDA margin decreased by 10 basis points.
Full Year 2024 Highlights (compared with full year 2023):
•Net sales on a reported basis for the full year 2024 were $2.46 billion, an increase of 5% over the prior full year period. Organic net sales increased 4%.
◦Electronics: Net sales increased 10% to $1.56 billion. Organic net sales increased 7%.
◦Industrial & Specialty: Net sales decreased 3% to $896 million. Organic net sales decreased 1%.
•Full year 2024 EPS performance:
◦GAAP diluted EPS was $1.00, as compared to $0.48 for 2023.
◦Adjusted EPS was $1.44, as compared to $1.29 for 2023.
•Reported net income for the full year 2024 was $245 million, as compared to $118 million for 2023.
◦Net income margin increased by 490 basis points to 10.0%.
•Adjusted EBITDA for the full year 2024 was $535 million, as compared to $482 million for 2023. On a constant currency basis, adjusted EBITDA increased 13%.
◦Electronics: Adjusted EBITDA was $362 million, an increase of 14%. On a constant currency basis, adjusted EBITDA increased 16%.
◦Industrial & Specialty: Adjusted EBITDA was $173 million, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 8%.
◦Adjusted EBITDA margin increased by 110 basis points to 21.8%. On a constant currency basis, adjusted EBITDA margin increased by 120 basis points.

2025 Guidance

For the full year 2025, the Company expects adjusted EBITDA to be in the range of $520 million to $540 million and free cash flow conversion to be comparable year over year. In addition, the Company expects first quarter 2025 adjusted EBITDA to be approximately $125 million.

Recent Developments
Portfolio Optimization - On September 1, 2024, the Company entered into an agreement to sell its flexographic printing plate business, MacDermid Graphics Solutions, for approximately $325 million. MacDermid Graphics Solutions constitutes substantially all of the Company's Graphics Solutions business. The transaction is expected to close in the first quarter of 2025, subject to customary closing conditions and adjustments.
Improved Balance Sheet through Debt and Interest Rate Reduction - In October 2024, the Company completed the syndication of $1.04 billion of new term loans B-3 which resulted in an interest rate reduction of 25 basis points to SOFR plus a spread of 1.75% per annum. In connection with this repricing, the Company fully paid down its $1.14 billion term loans B-2, therefore reducing its borrowing under its credit agreement by $100 million. The net proceeds of the new term loans and cash on hand were used to prepay in full the Company's term loans B-2.

Cash Dividends - On February 12, 2025, the Board of Directors of the Company declared a cash dividend of $0.08 per outstanding share of its common stock. The dividend is expected to be paid on March 17, 2025 to stockholders of record at the close of business on March 3, 2025. For the full year 2024, approximately $78.2 million was returned to the Company's stockholders in the form of cash dividends.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2024 fourth quarter and full year financial results at 8:30 a.m. (Eastern Time) on Wednesday, February 19, 2025. Participants on the call will include President and Chief Executive Officer Benjamin H. Gliklich and Chief Financial Officer Carey J. Dorman.

To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's position for longer-term outperformance; profit growth and margin expansion; the expected benefits of the Graphics business sale; future value creation; market trends, growth, execution and demand expectations in 2025; growth strategy in the EV and semiconductor markets; non-operational adjusted EBITDA impacts in 2025; first quarter 2025 guidance for adjusted EBITDA; full year 2025 guidance for adjusted EBITDA and adjusted EBITDA growth, and free cash flow conversion; opportunities to deploy balance sheet capacity; and growth in adjusted earnings per share beyond full year guidance. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war in Ukraine and the Israel-Hamas conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; increases in tariffs and/or imposition of new tariffs and other changes in trade policy in the U.S. and other countries; capital requirements and need for and availability of financing; the impact of government regulations on our ability to conduct operations; the impact of changes to privacy, cybersecurity, environmental, global trade, tax and other governmental regulations; impairments, including those on goodwill and other intangible assets; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; our liquidity, cash flows and capital allocation; funding sources and capital expenditures; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2024	2023	2024	2023
Net sales	$624.2	$573.4	$2,456.9	$2,333.2
Cost of sales	368.2	353.1	1,421.2	1,414.7
Gross profit	256.0	220.3	1,035.7	918.5
Operating expenses:
Selling, technical, general and administrative	166.7	151.0	628.8	596.8
Research and development	14.4	13.8	63.0	68.1
Goodwill impairment	—	—	—	80.0
Total operating expenses	181.1	164.8	691.8	744.9
Operating profit	74.9	55.5	343.9	173.6
Other (expense) income:
Interest expense, net	(13.9)	(12.3)	(56.3)	(49.3)
Foreign exchange gains (losses)	1.1	(0.7)	25.1	7.9
Other income (expense), net	4.7	(4.9)	(25.0)	(3.1)
Total other expense	(8.1)	(17.9)	(56.2)	(44.5)
Income before income taxes and non-controlling interests	66.8	37.6	287.7	129.1
Income tax (expense) benefit	(12.0)	40.4	(44.8)	(13.0)
Net income from continuing operations	54.8	78.0	242.9	116.1
(Loss) income from discontinued operations, net of tax	—	(0.8)	1.6	2.1
Net income	54.8	77.2	244.5	118.2
Net income attributable to non-controlling interests	(0.1)	(0.1)	(0.3)	(0.1)
Net income attributable to common stockholders	$54.7	$77.1	$244.2	$118.1

Earnings per share
Basic from continuing operations	$0.23	$0.32	$1.00	$0.48
Basic from discontinued operations	—	—	0.01	0.01
Basic attributable to common stockholders	$0.23	$0.32	$1.01	$0.49

Diluted from continuing operations	$0.23	$0.32	$1.00	$0.48
Diluted from discontinued operations	—	—	0.01	0.01
Diluted attributable to common stockholders	$0.23	$0.32	$1.01	$0.49

Weighted average common shares outstanding
Basic	242.2	241.5	242.1	241.4
Diluted	242.7	241.9	242.6	241.8

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2024	2023
Assets
Cash and cash equivalents	$359.4	$289.3
Accounts receivable, net of allowance for doubtful accounts of $10.3 and $12.6 at December 31, 2024 and 2023, respectively	439.6	461.8
Inventories	246.2	298.9
Prepaid expenses	22.7	32.5
Other current assets	136.9	115.0
Current assets held for sale	65.2	—
Total current assets	1,270.0	1,197.5
Property, plant and equipment, net	276.8	296.9
Goodwill	2,132.0	2,336.7
Intangible assets, net	732.0	879.3
Deferred income tax assets	133.3	120.5
Other assets	140.9	143.2
Non-current assets held for sale	188.9	—
Total assets	$4,873.9	$4,974.1
Liabilities and stockholders' equity
Accounts payable	$121.3	$140.6
Current installments of long-term debt	10.4	11.5
Accrued expenses and other current liabilities	229.3	217.3
Current liabilities held for sale	18.7	—
Total current liabilities	379.7	369.4
Debt	1,813.6	1,921.0
Pension and post-retirement benefits	22.2	28.1
Deferred income tax liabilities	93.9	108.9
Other liabilities	152.6	202.4
Non-current liabilities held for sale	13.5	—
Total liabilities	2,475.5	2,629.8
Stockholders' equity
Common stock, 400.0 shares authorized (2024: 267.2 shares issued; 2023: 266.2 shares issued)	2.7	2.7
Additional paid-in capital	4,214.1	4,196.9
Treasury stock (2024: 25.0 shares; 2023: 24.6 shares)	(349.5)	(341.9)
Accumulated deficit	(1,017.1)	(1,183.3)
Accumulated other comprehensive loss	(467.2)	(345.9)
Total stockholders' equity	2,383.0	2,328.5
Non-controlling interests	15.4	15.8
Total equity	2,398.4	2,344.3
Total liabilities and stockholders' equity	$4,873.9	$4,974.1

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2024					2023
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income	$56.0	$93.3	$40.4	$54.8	$244.5	$118.2
Net income from discontinued operations, net of tax	—	1.6	—	—	1.6	2.1
Net income from continuing operations	56.0	91.7	40.4	54.8	242.9	116.1
Reconciliation of net income to net cash flows provided by operating activities:
Depreciation and amortization	40.3	40.1	39.4	37.8	157.6	166.7
Deferred income taxes	(5.4)	(37.4)	9.2	(5.6)	(39.2)	(69.9)
Foreign exchange (gains) losses	(7.8)	(4.7)	(12.4)	0.5	(24.4)	(10.6)
Incentive stock compensation	4.1	3.6	3.8	3.3	14.8	9.4
Goodwill impairment	—	—	—	—	—	80.0
Other, net	3.7	1.3	13.6	4.3	22.9	42.2
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4.8)	(27.4)	(12.2)	14.5	(29.9)	(6.8)
Inventories	(23.9)	(20.1)	22.6	29.2	7.8	(9.5)
Accounts payable	0.7	14.3	(15.1)	(0.9)	(1.0)	0.3
Accrued expenses	(14.5)	13.5	18.9	15.1	33.0	9.9
Prepaid expenses and other current assets	6.7	(9.3)	(0.9)	(0.7)	(4.2)	1.9
Other assets and liabilities	3.1	1.0	(8.8)	(13.6)	(18.3)	3.9
Net cash flows provided by operating activities	58.2	66.6	98.5	138.7	362.0	333.6
Cash flows from investing activities:
Capital expenditures	(19.0)	(14.5)	(12.6)	(22.3)	(68.4)	(52.7)
Proceeds from disposal of property, plant and equipment	—	—	—	—	—	1.4
Acquisitions, net of cash acquired	(3.9)	—	—	—	(3.9)	(214.8)
Other, net	—	(6.4)	—	4.9	(1.5)	15.9
Net cash flows used in investing activities	(22.9)	(20.9)	(12.6)	(17.4)	(73.8)	(250.2)
Cash flows from financing activities:
Debt proceeds, net of discount	—	—	—	1,040.1	1,040.1	1,297.1
Repayments of borrowings	(2.9)	(2.9)	(2.8)	(1,144.0)	(1,152.6)	(1,264.1)
Dividends	(20.0)	(19.4)	(19.4)	(19.4)	(78.2)	(77.4)
Payment of financing fees	(2.1)	—	—	(1.1)	(3.2)	(6.3)
Other, net	(7.7)	0.9	(6.0)	0.1	(12.7)	(8.0)
Net cash flows used in financing activities	(32.7)	(21.4)	(28.2)	(124.3)	(206.6)	(58.7)
Net cash flows provided by operating activities of discontinued operations	—	1.6	—	—	1.6	2.2
Effect of exchange rate changes on cash and cash equivalents	(5.6)	(2.9)	9.0	(13.6)	(13.1)	(3.2)
Net (decrease) increase in cash and cash equivalents	(3.0)	23.0	66.7	(16.6)	70.1	23.7
Cash and cash equivalents at beginning of period	289.3	286.3	309.3	376.0	289.3	265.6
Cash and cash equivalents at end of period	$286.3	$309.3	$376.0	$359.4	$359.4	$289.3
Supplemental disclosure information of continuing operations:
Cash paid for interest	$24.2	$8.4	$24.3	$7.9	$64.8	$56.1
Cash paid for income taxes	$14.2	$25.3	$21.3	$26.4	$87.2	$73.7

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SUMMARY RESULTS
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2024	2023	Reported	Constant Currency	Organic	2024	2023	Reported	Constant Currency	Organic
Net Sales
Electronics	$401.4	$352.3	14%	14%	7%	$1,561.4	$1,414.7	10%	12%	7%
Industrial & Specialty	222.8	221.1	1%	3%	3%	895.5	918.5	(3)%	(1)%	(1)%
Total	$624.2	$573.4	9%	10%	6%	$2,456.9	$2,333.2	5%	7%	4%

Net Income
Total	$54.8	$77.2	(29)%			$244.5	$118.2	107%

Adjusted EBITDA
Electronics	$86.8	$78.3	11%	11%		$361.5	$317.7	14%	16%
Industrial & Specialty	43.1	41.5	4%	7%		173.2	164.6	5%	8%
Total	$129.9	$119.8	8%	9%		$534.7	$482.3	11%	13%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
	2024	2023	Change	2024	Change	2024	2023	Change	2024	Change
Net Income Margin
Total	8.8%	13.5%	(470)bps			10.0%	5.1%	490bps

Adjusted EBITDA Margin
Electronics	21.6%	22.2%	(60)bps	21.6%	(60)bps	23.1%	22.5%	60bps	23.3%	80bps
Industrial & Specialty	19.4%	18.8%	60bps	19.5%	70bps	19.3%	17.9%	140bps	19.5%	160bps
Total	20.8%	20.9%	(10)bps	20.8%	(10)bps	21.8%	20.7%	110bps	21.9%	120bps

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2024
Instrument
Term Loans	(1)	12/18/2030	SOFR plus 1.75%	$1,038.8
Total First Lien Debt				1,038.8
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,838.8
Cash Balance				359.4
Net Debt				$1,479.4
Adjusted Shares Outstanding	(2)			244.5
Market Capitalization	(3)			$6,217.6
Total Capitalization				$7,697.0
(1) Element Solutions swapped its floating term loan rate to a fixed rate for all of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in January 2025 or December 2028, as applicable. At December 31, 2024, 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at December 31, 2024 and 2023" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.

(3) Based on the closing price of the shares of Element Solutions of $25.43 at December 31, 2024.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2024	2023	2024	2023
Interest expense	$16.6	$15.4	$67.5	$58.9
Interest paid	7.9	7.4	64.8	56.1
Income tax expense (benefit)	12.0	(40.4)	44.8	13.0
Income taxes paid	26.4	24.7	87.2	73.7
Capital expenditures	22.3	16.4	68.4	52.7
Proceeds from disposal of property, plant and equipment	—	—	—	1.4

IV. SUPPLEMENTAL INFORMATION
	2024				2023
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net Sales
Electronics	$349.2	$391.7	$419.1	$401.4	$339.6	$355.8	$367.0	$352.3
Industrial & Specialty	225.8	221.0	225.9	222.8	234.8	230.3	232.3	221.1
Total	$575.0	$612.7	$645.0	$624.2	$574.4	$586.1	$599.3	$573.4

Net Income (Loss)
Total	$56.0	$93.3	$40.4	$54.8	$43.0	$29.7	$(31.7)	$77.2

Adjusted EBITDA
Electronics	$83.9	$92.2	$98.6	$86.8	$72.7	$76.3	$90.4	$78.3
Industrial & Specialty	43.1	42.9	44.1	43.1	39.6	39.8	43.7	41.5
Total	$127.0	$135.1	$142.7	$129.9	$112.3	$116.1	$134.1	$119.8

Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, organic net sales growth, first quarter 2025 guidance for adjusted EBITDA, and full year 2025 guidance for adjusted EBITDA and adjusted EBITDA growth, and free cash flow conversion expectations. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides first quarter 2025 guidance for adjusted EBITDA and full year 2025 guidance for adjusted EBITDA, adjusted EBITDA growth and free cash flow conversion only on a non-GAAP basis. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2024:

	Three Months Ended December 31, 2024
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	14%	0%	14%	(7)%	—%	7%
Industrial & Specialty	1%	2%	3%	—%	—%	3%
Total	9%	1%	10%	(4)%	—%	6%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2024
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	10%	1%	12%	(4)%	(1)%	7%
Industrial & Specialty	(3)%	2%	(1)%	—%	0%	(1)%
Total	5%	2%	7%	(3)%	0%	4%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2024, Electronics' consolidated results were positively impacted by $23.6 million of pass-through metals pricing.
For the twelve months ended December 31, 2024, Electronics' consolidated results were positively impacted by $59.7 million of pass-through metals pricing and $8.1 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $0.5 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (9) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2024	2023	2024	2023
Net income		$54.8	$77.2	$244.5	$118.2
Loss (income) from discontinued operations, net of tax		—	0.8	(1.6)	(2.1)
Net income attributable to the non-controlling interests		(0.1)	(0.1)	(0.3)	(0.1)
Reversal of amortization expense	(1)	28.2	30.8	117.6	124.1
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.3	0.3	1.3	1.5
Inventory step-up	(1)	—	3.3	—	3.3
Restructuring expense	(2)	2.1	5.1	7.8	11.4
Acquisition, divestiture and integration expense	(3)	10.4	3.5	21.7	16.8
Foreign exchange losses (gains) on intercompany loans	(4)	0.3	(2.1)	(23.9)	(9.7)
Debt refinancing costs	(5)	0.4	7.8	0.8	7.8
Goodwill impairment	(6)	—	—	—	80.0
Kuprion Acquisition research and development charge	(7)	—	—	3.9	15.7
Other, net	(8)	(1.8)	10.3	22.8	11.9
Tax effect of pre-tax non-GAAP adjustments	(9)	(8.0)	(11.8)	(30.4)	(52.6)
Adjustment to estimated effective tax rate	(9)	(1.3)	(47.9)	(12.7)	(12.8)
Adjusted net income		$85.3	$77.2	$351.5	$313.4

Adjusted earnings per share	(10)	$0.35	$0.32	$1.44	$1.29

Adjusted common shares outstanding	(10)	244.5	243.8	244.5	243.9
(1)    The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition, divestiture and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs related to the prepayment of its prior term loans because it believes these costs are not reflective of ongoing operations.
(6)    The Company recorded a non-cash impairment charge of $80.0 million related to its Graphics Solutions reporting unit in its Industrial & Specialty segment in the third quarter of 2023. The Company adjusts this cost because it believes it is not reflective of ongoing operations.
(7)    The Company adjusts for research and development costs associated with contingent consideration and the purchase accounting related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8)    The Company's adjustments include a non-cash available-for-sale debt security impairment charge of $11.4 million in the third quarter of 2024 and highly inflationary accounting losses for its operations in Turkey of $3.8 million and $9.9 million for the years ended December 31, 2024 and 2023, respectively. In addition, the Company adjusts for certain professional consulting fees and unrealized gains/losses on metals derivative contracts. The Company adjusts for the available-for-sale debt security impairment and certain professional consulting fees because it believes they are not reflective of ongoing operations. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey and unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods.

(9)    The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 23.9% which would have resulted in a $0.07 reduction in Adjusted EPS for the year ended December 31, 2024.
(10)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at December 31, 2024 and 2023
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2024		2023
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic common shares outstanding	242.2	242.1	241.5	241.5
Number of shares issuable upon vesting of granted Equity Awards	2.3	2.4	2.3	2.4
Adjusted common shares outstanding	244.5	244.5	243.8	243.9

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income" to "Adjusted EBITDA" for each of the periods presented:

		2024
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income		$56.0	$93.3	$40.4	$54.8	$244.5
Add (subtract):
Income from discontinued operations, net of tax		—	(1.6)	—	—	(1.6)
Income tax expense (benefit)		13.5	(17.5)	36.8	12.0	44.8
Interest expense, net		13.9	14.3	14.2	13.9	56.3
Depreciation expense		10.1	10.3	10.0	9.6	40.0
Amortization expense		30.2	29.8	29.4	28.2	117.6
EBITDA		123.7	128.6	130.8	118.5	501.6
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense (income)	(2)	2.3	3.5	(0.1)	2.1	7.8
Acquisition, divestiture and integration expense	(3)	1.7	3.3	6.3	10.4	21.7
Foreign exchange (gains) losses on intercompany loans	(4)	(6.8)	(3.9)	(13.5)	0.3	(23.9)
Debt refinancing costs	(5)	—	—	0.4	0.4	0.8
Kuprion Acquisition research and development charge	(7)	3.9	—	—	—	3.9
Other, net	(8)	2.2	3.6	18.8	(1.8)	22.8
Adjusted EBITDA		$127.0	$135.1	$142.7	$129.9	$534.7
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.

		2023
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income (loss)		$43.0	$29.7	$(31.7)	$77.2	$118.2
Add (subtract):
(Income) loss from discontinued operations, net of tax		—	(2.9)	—	0.8	(2.1)
Income tax expense (benefit)		16.9	21.2	15.3	(40.4)	13.0
Interest expense, net		11.7	12.0	13.3	12.3	49.3
Depreciation expense		9.5	10.1	11.8	11.2	42.6
Amortization expense		29.6	31.0	32.7	30.8	124.1
EBITDA		110.7	101.1	41.4	91.9	345.1
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	—	—	—	3.3	3.3
Restructuring expense	(2)	2.3	1.9	2.1	5.1	11.4
Acquisition, divestiture and integration expense	(3)	3.9	4.4	5.0	3.5	16.8
Foreign exchange (gains) losses on intercompany loans	(4)	(5.6)	(8.5)	6.5	(2.1)	(9.7)
Debt refinancing costs	(5)	—	—	—	7.8	7.8
Goodwill impairment	(6)	—	—	80.0	—	80.0
Kuprion Acquisition research and development charge	(7)	—	15.7	—	—	15.7
Other, net	(8)	1.0	1.5	(0.9)	10.3	11.9
Adjusted EBITDA		$112.3	$116.1	$134.1	$119.8	$482.3
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Free cash flow conversion from adjusted EBITDA is a liquidity ratio defined as cash flows from operations minus gross capital expenditures, divided by adjusted EBITDA. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's liquidity. Free cash flow and free cash flow conversion should be considered as additional measures of liquidity to, rather than as substitutes for, net cash provided by operating activities.
The following table reconciles "Cash flows from operating activities" to "Free cash flow" for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2024	2023	2024	2023
Cash flows from operating activities	$138.7	$111.8	$362.0	$333.6
Capital expenditures	(22.3)	(16.4)	(68.4)	(52.7)
Proceeds from disposal of property, plant and equipment	—	—	—	1.4
Free cash flow	$116.4	$95.4	$293.6	$282.3

Investor Relations Contact:	Media Contact:
Varun Gokarn Vice President, Strategy and Finance Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com